Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-xxxxx) pertaining to the Discovery Laboratories, Inc. 401(k) Plan of our reports dated January 27, 2006, with respect to the consolidated financial statements of Discovery Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Discovery Laboratories, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Discovery Laboratories, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 26, 2006